Exhibit 15

Letter Re: Unaudited Financial Information

Audit Committee of the
Board of Directors
TRW Inc.

We are aware of the incorporation by reference in the following registration statements and in the related prospectuses of our report dated April 18, 2001 and July 19, 2001 relating to the unaudited consolidated interim financial statements of TRW Inc. that are included in its Forms 10-Q for the quarters ended March 31, 2001 and June 30, 2001.

Form S-3	333-89133

Form S-3	333-48443

Form S-8	333-61198

Form S-8	333-61192

Form S-8	333-36052

Form S-8	333-27003

Form S-8	333-27001

Form S-8	333-20351

Form S-8	33-53503

Form S-8	33-29751

Form S-8	2-90748

Form S-8	2-64035

/s/ Ernst & Young LLP

July 31, 2001
Cleveland, Ohio